LogicMark, Inc. Announces Third Quarter 2022
Financial and Operational Results

Louisville, KY, November 10, 2022 – LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, announces financial and operating results for the third quarter ended September 30, 2022.

Highlights Include:

- Revenue growth of 15% in Q3 and 28% YTD
- Gross profit increased by 51% in Q3 and 38% YTD
- Gross margin was 62% in Q3, up from 47% in the same prior year period and 60% YTD from 56% in the same prior year period.
- Appointed Garett Hunter as Senior Vice President of Marketing
- Appointed John Federico as Senior Director, Product
- Launched Direct-to-Consumer sales channel and enhanced corporate website and e-commerce functionality enabling direct purchases
- Strong balance sheet with $9.3 million in cash and no debt as of September 30, 2022

The company continues to make substantial progress in the third quarter across multiple initiatives in product development, operations and governance, sales and marketing and intellectual property expansion while delivering another quarter of solid revenue growth with higher gross profits and improved gross margins. The team added two key members in both product development and marketing with John Federico joining us as Senior Director, Product and Garett Hunter joining us as our Senior Vice President of Marketing.

Chia-Lin Simmons, LogicMark's Chief Executive Officer, commented, "We are very excited about John and Garett joining the team, especially in our anticipation of two new product launches – our mobile app AsterX+1 and the Freedom Alert+, which we look forward to providing further updates on during this quarter and into the new year."

"Our R&D and product development teams are hard at work, and we believe the results they are producing will be transformational for LogicMark as we grow our foothold and expand our market share in this growing care economy. We have also made great strides in expanding our intellectual property portfolio with the filing of additional patents for our innovations and solutions including filing a provisional patent for Incentive Misalignment Detection And Remediation Device which we filed September 30, 2022, the final filings for System And Method For Fall Detection Using Multiple Sensors, Including Barometric Or Atmospheric Pressure Sensors filed on October 24, 2022 and final filings for Preference-Driven Advertising Systems And Methods, which is a continuation with new material filed Nov 1, 2022."

"We are steadfast in our commitment to delivering on the promises we've made to our shareholders to transform LogicMark through improved financial performance, operational excellence and what we believe are market leading solutions that will diversify our revenue generation and continue to drive enhanced shareholder value. We look forward to providing further updates on our exciting developments in the coming quarters," concluded Ms. Simmons.

Q3 2022 Financial Results

Revenue for the third quarter ended September 30, 2022, was $2.8 million, up 15% over the year-ago period. Revenue increases were driven by improvements in sales to VA hospitals and clinics.

Gross profit was $1.7 million for the three months ended September 30, 2022, up 51% compared to the same period ended September 30, 2021. Gross margin increased from 47% in the quarter ended September 30, 2021, to 62% for the quarter ended September 30, 2022.

Direct operating costs in the third quarter were $345,972, increasing 51% over the year-ago period, driven by higher sales and the initiation of online advertising to support the July 2022 launch of the Company's new direct to consumer eCommerce Website. Selling and marketing expenses in the third quarter of 2022 increased to $332,696, from $75,389 from the same period in the prior year due to the addition of new personnel and higher sales commissions paid on the increase in sales. Increased marketing costs for the third quarter 2022 were due to the addition of new personnel as well as the addition of investor relations, public relations and social media support organizations. Research and development expenses increased to $374,842 in the third quarter of 2022 from $136,891 in the same period in the prior year due to new product development activity. General and administrative expenses were $2.6 million in the third quarter of 2022, up from $1 million in the year-ago period. The increase in general and administrative was due to higher insurance costs, higher consultant fees, increased spending in the accounting and finance area, and higher costs related to being a public company.

Net loss attributable to common shareholders in the third quarter was $2.2 million, or $0.23 per share versus a net loss of $724,005or $0.12 per share in the prior-year period.

Cash balance as of September 30, 2022, was $9.3 million versus $12.0 million at December 31, 2021.

Investor Call and SEC Filings

Management will host a conference call at 1:30 PM (PDT) / 4:30 PM (EDT) today, to review financial results and provide a corporate update. Following management's remarks there will be a formal question and answer session.

Participants wishing to dial into the conference call may dial in using the USA & Canada Toll-Free (800) 715-9871 or Toll - (646) 307-1963 and advise the Operator of either the Conference ID 1557140 or the Conference Name.

To listen to the live webcast please visit the LogicMark Investor Relations website here, or participants may join using the following link: https://edge.media-server.com/mmc/p/i35aektb.

The associated press release, SEC filings, and webcast replay will also be accessible on the Company's investor relations website.

About LogicMark

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company's devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company's PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology, including the anticipated product launches of AsterX+1 and Freedom Alert+; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; the Company's ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the SEC.

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Investor Relations Contact:
CORE IR
Investor@logicmark.com

Financial tables to follow:

LogicMark, Inc.
CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
Assets		
Current Assets		
Cash and cash equivalents	$9,328,504	$12,044,415
Restricted cash	59,988	210,131
Accounts receivable, net	416,852	98,749
Inventory, net	1,077,160	1,237,280
Prepaid expenses and other current assets	889,413	849,190
Total Current Assets	11,771,917	14,439,765
Property and equipment:		
Equipment	414,671	410,444
Furniture and fixtures	35,761	35,761
Website and other	259,646	9,427
	710,078	455,632
Accumulated depreciation	(463,376)	(455,632)
Property and equipment, net	246,702	-
Right-of-use assets, net	199,619	248,309
Product development costs	481,768	-
Goodwill	10,958,662	10,958,662
Other intangible assets, net of amortization of $4,710,437 and $4,127,920, respectively	3,900,138	4,476,647
Total Assets	$27,558,806	$30,123,383
Liabilities, Series C Redeemable Preferred Stock and Stockholders' Equity		
Current Liabilities		
Accounts payable	$1,330,780	$492,431
Accrued expenses	1,049,754	849,285
Total Current Liabilities	2,380,534	1,341,716
Other long-term liabilities	331,351	385,196
Total Liabilities	2,711,885	1,726,912
Commitments and Contingencies (Note 8)		
Series C Redeemable Preferred Stock		
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 200 shares issued and outstanding as of September 30, 2022 and December 31, 2021	1,807,300	1,807,300
Stockholders' Equity		
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized		
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 173,333 shares issued and outstanding as of September 30, 2022, aggregate liquidation preference of $520,000 as of September 30, 2022, and December 31, 2021	520,000	520,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 9,608,937 and 9,163,039 issued and outstanding as of September 30, 2022 and December 31, 2021	961	917
Additional paid-in capital	105,697,391	104,725,115
Accumulated deficit	(83,178,731)	(78,656,861)
Total Stockholders' Equity	23,039,621	26,589,171
Total Liabilities, Series C Redeemable Preferred Stock and Stockholders' Equity	$27,558,806	$30,123,383

LogicMark, Inc.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021 (1)	2022	2021 (1)
Revenues	$2,751,570	$2,383,029	$9,769,951	$7,604,287
Costs of goods sold	1,047,204	1,255,445	3,860,176	3,319,710
Gross Profit	1,704,366	1,127,584	5,909,775	4,284,577
Operating Expenses				
Direct operating cost	345,972	228,512	1,156,959	729,038
Selling and marketing	332,698	75,389	796,916	245,292
Research and development	374,842	136,891	841,917	730,236
General and administrative	2,575,105	969,264	7,025,674	3,426,596
Other expense	3,222	20,588	35,306	45,856
Depreciation and amortization	210,632	193,823	599,686	599,004
Total Operating Expenses	3,842,471	1,624,467	10,456,458	5,776,022
Operating Loss	(2,138,105)	(496,883)	(4,546,683)	(1,491,445)
Other Income and (Expense)				
Interest income (expense)	44,587	(144,821)	57,747	(1,395,611)
Forgiveness of Paycheck Protection Program loan and accrued interest	-	-	-	349,176
Warrant modification expense	-	-	-	(2,881,729)
Total Other Income (Expense), Net	44,587	(144,821)	57,747	(3,928,164)
Loss before Income Taxes	(2,093,518)	(641,704)	(4,488,936)	(5,419,609)
Income tax (expense) benefit	-	-	-	-
Net Loss	(2,093,518)	(641,704)	(4,488,936)	(5,419,609)
Preferred stock dividends	(81,790)	(82,301)	(257,934)	(2,253,102)
Net Loss Attributable to Common Stockholders	($2,175,308)	($724,005)	($4,746,870)	($7,672,711)
Net Loss Per Share - Basic and Diluted	($0.23)	($0.12)	($0.50)	($1.43)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	9,608,937	5,969,312	9,562,347	5,377,465

(1) Expenses in 2021 have been reclassified to conform to the 2022 presentation format.